EXHIBIT 99.1

FuelCell Energy Reports Second Quarter 2018 Financial Results and Business Update

•	Contracted backlog increased to a record $682 million. Backlog and project awards totaled $1.6 billion.
•	Sale of 2.8 MW project to NRG Yield.
•	Cash, restricted cash and cash equivalents totaled $105.2 million.

DANBURY, CT – June 7, 2018 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering clean, innovative and affordable fuel cell solutions for the supply, recovery and storage of energy, today reported financial results for the three and six-month periods ended April 30, 2018 and key business highlights.

Financial Results

FuelCell Energy, Inc. (the Company) reported total revenues for the second quarter of fiscal 2018 of $20.8 million, compared to $20.4 million for the second quarter of fiscal 2017, including:

•

Product sales totaled $12.2 million for the second quarter of fiscal 2018, compared to $0.7 million for the second quarter of fiscal 2017.  The increase is primarily a result of the sale of the 2.8 megawatt (“MW”) fuel cell plant project located in Tulare, California to NRG Yield, Inc. (“NRG Yield”).

•

Service and license revenue totaled $3.2 million for the second quarter of fiscal 2018, compared to $12.6 million for the second quarter of fiscal 2017.  The difference between the periods is primarily due to the lower number of scheduled module replacements in the second quarter of fiscal 2018 as compared to the second quarter of fiscal 2017.

•	Generation revenue totaled $1.7 million for the second quarter of fiscal 2018, compared to $1.6 million for the second quarter of fiscal 2017.
•

Advanced Technologies contract revenue totaled $3.7 million for the second quarter of fiscal 2018, compared to $5.5 million for the second quarter of fiscal 2017.  Revenue was lower for the second quarter of fiscal 2018 primarily due to the timing of project activity under existing contracts.

The gross loss generated in the second quarter of fiscal 2018 totaled $0.6 million and the gross margin was (3.0) percent, compared to a gross profit of $0.4 million generated in the second quarter of fiscal 2017 and a gross margin of 1.9 percent. Generation costs of sales included a write-off of $0.4 million related to the cost of a development project. Both periods were impacted by the under-absorption of fixed overhead costs due to low production volumes.  Manufacturing variances totaled approximately $3.2 million for the three months ended April 30, 2018, compared to approximately $2.5 million for the three months ended April 30, 2017. For the three months ended April 30, 2018, the Company operated at an annualized production rate of approximately 25 MW, compared to the rate of 35 MW in the three months ended April 30, 2017.

Operating expenses for the second quarter of fiscal 2018 totaled $12.1 million, compared to $11.9 million for the second quarter of fiscal 2017.  This increase is related to the timing of legal and professional related expenditures due to business activities in the second quarter of fiscal 2018, offset by lower research and development expenses following the introduction of the 3.7 MW SureSource 4000 TM.

Net loss attributable to common stockholders for the second quarter of fiscal 2018 totaled $18.2 million, or $0.23 per basic and diluted share, compared to $14.0 million, or $0.33 per basic and diluted share, for the second quarter of fiscal 2017. Net loss attributable to common stockholders in the second quarter of

FuelCell Energy Second Quarter Fiscal 2018 Results	Page 2

fiscal 2018 includes a deemed dividend totaling $4.2 million on the Company’s Series C Preferred Stock. Installment conversions in which the conversion price is below the fixed conversion price of $1.84 per share result in a variable number of shares being issued to settle the installment amount and are treated as a partial redemption of the shares of Series C Preferred Stock. Installment conversions during the three months ended April 30, 2018 that were settled in a variable number of shares and treated as redemptions resulted in deemed dividends of $4.2 million.

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA, a Non-GAAP measure) in the second quarter of fiscal 2018 totaled ($9.8) million, compared to ($8.0) million in the second quarter of fiscal 2017. Refer to the discussion of Non-GAAP financial measures below regarding the Company’s calculation of Adjusted EBITDA.

Backlog and Project Awards

The Company had a contract backlog totaling approximately $681.9 million as of April 30, 2018. Backlog by revenue category is as follows:

•

Services backlog totaled $189.9 million as of April 30, 2018, compared to $188.3 million as of April 30, 2017. Services backlog includes future contracted revenue from routine maintenance and scheduled module exchanges for power plants under service agreements. During the three months ended April 30, 2018, a service agreement was added related to the Tulare 2.8 MW project which is now owned by NRG Yield. This backlog does not yet include the service agreement related to the 20 MW plant for Korea Southern Power Co., Ltd. (“KOSPO”) further described as an award below.

•

Generation backlog totaled $451.2 million as of April 30, 2018, compared to $184.4 million as of April 30, 2017. Generation backlog represents future contracted energy sales under contracted power purchase agreements between the Company and the end-user of the power.

•

Product sales backlog totaled $1.4 million as of April 30, 2018, compared to $12.9 million as of April 30, 2017. Product sales backlog primarily consists of the remaining scope of work on the 20 MW Korean utility order for KOSPO.

•	Advanced technologies contracts backlog totaled $39.4 million as of April 30, 2018, compared to $48.9 million as of April 30, 2017.

Backlog represents definitive agreements executed by the Company and our customers. Projects with respect to which the Company intends to retain ownership are included in generation backlog which represents future revenue under long-term power purchase agreements. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog. Project awards referenced by the Company are notifications that the Company has been selected, typically through a competitive bidding process, to enter into definitive agreements. These awards have been publicly disclosed.  The Company is working to enter into definitive agreements with respect to these project awards and, upon execution of a definitive agreement with respect to a project award, that project award will become backlog. Project awards that were not included in backlog as of April 30, 2018 include the 39.8 MW Long Island Power Authority (“LIPA”) project awards (which, upon execution of a definitive agreement, would become generation backlog) and the 20 year service agreement supporting the 20 MW Korean utility project with KOSPO. These awards in total represent approximately $936 million of future revenue potential, assuming the Company retains ownership of the LIPA projects.

FuelCell Energy Second Quarter Fiscal 2018 Results	Page 3

Cash, restricted cash and borrowing ability

Cash, cash equivalents, restricted cash and borrowing availability under the NRG Energy revolving project financing facility totaled $145.2 million as of April 30, 2018, including:

•	Total cash of $105.2 million, including $67.0 million of unrestricted cash and cash equivalents and $38.2 million of restricted cash; and
•	$40.0 million of borrowing availability under the NRG Energy revolving project financing facility.

Project Assets

Long term project assets consists of projects developed by the Company that are structured with power purchase agreements (PPAs), which generate recurring monthly Generation revenue and cash flow, as well as projects the Company is developing and expects to retain and operate.  The value of long term project assets totaled $79.6 million as of April 30, 2018, with such project assets consisting of five projects totaling 11.2 MW plus costs incurred to date for an additional 62.3 MW of previously announced projects that are in various stages of construction.

Business Highlights and Recent Developments

•	Commissioning was completed in June 2018 for the 20 MW Korean utility project owned by Korea Southern Power Company. Installation and commissioning was completed two months ahead of schedule.
•

In March 2018, the Company submitted bids for projects in Connecticut under an RFP issued by the Connecticut Department of Energy and Environmental Protection (“DEEP”) pursuant to Public Act 17-144. The Company led a concerted effort to encourage the passage of state legislation, Public Act 18-50, increasing the procurement authority under this RFP from 4% to 6% of Connecticut’s electrical load, and also increasing the state’s Renewable Portfolio Standard from the current 20% to 40% by 2030, among other things.

•	During the second quarter of fiscal 2018, we sold the Tulare project to NRG Yield for approximately $11 million.
•

On March 28, 2018, we amended our loan agreement with Hercules Capital, increasing the facility amount to $25.0 million, extending the maturity date until 2020, and including provisions providing for an interest only period and other term modifications.

•	During the second quarter of fiscal 2018, we continued to develop 62.3 MW of projects under development in the generation portfolio.

“We are pleased with the execution of our strategy on a number of fronts,” said Chip Bottone, President and Chief Executive Officer, FuelCell Energy. “We completed delivery and commissioning of the 20 megawatt Korean utility project a full two months before our contractual target date and completed a sale of the now fully operational 2.8 MW Tulare project to NRG Yield. The team developed and submitted multiple bids in Connecticut with decisions expected in the near team. We remain laser-focused on the key areas for our success: Execution of our backlog, growth of our generation portfolio assets, winning new business and advancing the big opportunities of carbon capture, hydrogen production and long-duration storage solutions.”

Conference Call Information

FuelCell Energy management will host a conference call with investors beginning at 10:00 a.m. Eastern Time on Thursday, June 7, 2018 to discuss the second quarter results for fiscal 2018. Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of this call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to

FuelCell Energy Second Quarter Fiscal 2018 Results	Page 4

the “Events & Presentations” page and then click on the “Webcast” link listed under the June 7th earnings call event, or click here.
•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 8392774.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and business plans. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, potential volatility of energy prices, rapid technological change, competition, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) delivers efficient, affordable and clean solutions for the supply, recovery and storage of energy.  We design, manufacture, undertake project development of, install, operate and maintain megawatt-scale fuel cell systems, serving utilities and industrial and large municipal power users with solutions that include both utility-scale and on-site power generation, carbon capture, local hydrogen production for transportation and industry, and long duration energy storage.  With SureSource™ installations on three continents and millions of megawatt hours of ultra-clean power produced, FuelCell Energy is a global leader in designing, manufacturing, installing, operating and maintaining environmentally responsible fuel cell power solutions.  Visit us online at www.fuelcellenergy.com and follow us on Twitter @FuelCell_Energy.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. ir@fce.com 203.205.2491 Source: FuelCell Energy

# # # #

FuelCell Energy Second Quarter Fiscal 2018 Results	Page 5

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2018	October 31, 2017
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$66,973	$49,294
Restricted cash and cash equivalents – short-term	5,249	4,628
Accounts receivable, net	46,189	68,521
Inventories	55,255	74,496
Other current assets	7,938	6,571
Total current assets	181,604	203,510

Restricted cash and cash equivalents – long-term	32,965	33,526
Project assets	79,595	73,001
Property, plant and equipment, net	44,667	43,565
Goodwill	4,075	4,075
Intangible assets	9,592	9,592
Other assets	15,121	16,517
Total assets	$367,619	$383,786

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$10,094	$28,281
Accounts payable	42,813	42,616
Accrued liabilities	14,731	18,381
Deferred revenue	9,424	7,964
Preferred stock obligation of subsidiary	837	836
Total current liabilities	77,899	98,078

Long-term deferred revenue	17,841	18,915
Long-term preferred stock obligation of subsidiary	14,825	14,221
Long-term debt and other liabilities	82,804	63,759
Total liabilities	193,369	194,973
Redeemable Series B preferred stock (liquidation preference of $64,020 at April 30, 2018 and October 31, 2017)	59,857	59,857
Redeemable Series C preferred stock (liquidation preference of $14,548 and $33,300 as of April 30, 2018 and October 31, 2017, respectively)	12,102	27,700
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 and 125,000,000 shares authorized at April 30, 2018 and October 31, 2017, respectively; 84,898,762 and 69,492,816 shares issued and outstanding at April 30, 2018 and October 31, 2017, respectively)	8	7
Additional paid-in capital	1,063,501	1,045,197
Accumulated deficit	(960,890)	(943,533)
Accumulated other comprehensive loss	(328)	(415)
Treasury stock, Common, at cost (182,962 and 88,861 at April 30, 2018 and October 31, 2017, respectively)	(447)	(280)
Deferred compensation	447	280
Total stockholders’ equity	102,291	101,256
Total liabilities and stockholders’ equity	$367,619	$383,786

FuelCell Energy Second Quarter Fiscal 2018 Results	Page 6

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2018	2017
Revenues:
Product	$12,200	$737
Service and license	3,206	12,592
Generation	1,742	1,634
Advanced Technologies	3,682	5,454
Total revenues	20,830	20,417

Costs of revenues:
Product	13,947	3,204
Service and license	2,531	12,159
Generation	2,036	1,294
Advanced Technologies	2,945	3,377
Total cost of revenues	21,459	20,034

Gross (loss) profit	(629)	383

Operating expenses:
Administrative and selling expenses	7,085	6,483
Research and development expense	5,021	5,386
Restructuring expense	-	10
Total operating expenses	12,106	11,879

Loss from operations	(12,735)	(11,496)

Interest expense	(2,059)	(2,310)
Other income, net	1,620	532

Loss before benefit for income taxes	(13,174)	(13,274)

Benefit for income taxes	-	36

Net loss	(13,174)	(13,238)

Series C preferred stock deemed dividend	(4,199)	---
Series B preferred stock dividends	(800)	(800)

Net loss attributable to common stockholders	$(18,173)	$(14,038)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.23)	$(0.33)
Basic and diluted weighted average shares outstanding	79,563,265	42,568,818

FuelCell Energy Second Quarter Fiscal 2018 Results	Page 7

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2018	2017
Revenues:
Product	$41,730	$2,544
Service and license	7,310	19,528
Generation	3,634	3,719
Advanced Technologies	6,769	11,628
Total revenues	59,443	37,419

Costs of revenues:
Product	40,084	7,259
Service and license	5,937	18,425
Generation	3,645	2,409
Advanced Technologies	5,771	7,130
Total cost of revenues	55,437	35,223

Gross profit	4,006	2,196

Operating expenses:
Administrative and selling expenses	13,227	12,487
Research and development expense	9,067	10,778
Restructuring expense	-	1,355
Total operating expenses	22,294	24,620

Loss from operations	(18,288)	(22,424)

Interest expense	(4,200)	(4,577)
Other income, net	2,096	123

Loss before benefit (provision) for income taxes	(20,392)	(26,878)

Benefit (provision) for income taxes	3,035	(45)

Net loss	(17,357)	(26,923)

Series C preferred stock deemed dividend	(7,662)	---
Series B preferred stock dividends	(1,600)	(1,600)

Net loss attributable to common stockholders	$(26,619)	$(28,523)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.35)	$(0.71)
Basic and diluted weighted average shares outstanding	75,731,565	40,049,948

FuelCell Energy Second Quarter Fiscal 2018 Results	Page 8

Non-GAAP Financial Measures

Financial Results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of FuelCell Energy with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to FuelCell Energy, Inc., primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation and restructuring charges, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,
(Amounts in thousands)	2018	2017	2018	2017
Net loss	$(13,174)	$(13,238)	$(17,357)	$(26,923)
Depreciation	2,174	2,239	4,302	4,296
(Benefit)/Provision for income taxes	-	(36)	(3,035)	45
Other income, net(1)	(1,620)	(532)	(2,096)	(123)
Interest expense	2,059	2,310	4,200	4,577
EBITDA	$(10,561)	$(9,257)	$(13,986)	$(18,128)
Stock-based compensation expense	761	1,213	1,378	2,226
Restructuring expense	-	10	-	1,355
Adjusted EBITDA	$(9,800)	$(8,034)	$(12,608)	$(14,547)

(1)

Other income, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.